Exhibit 99.1

Heritage Commerce Corp’s First Quarter 2016 Earnings Increased 48% From the Prior Year First Quarter

San Jose, CA — April 28, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income increased 48% to $6.1 million, or $0.16 per average diluted common share, for the first quarter of 2016, compared to $4.1 million, or $0.13 per average diluted common share for the first quarter of 2015, and increased 38% from $4.4 million, or $0.12 per average diluted common share for the fourth quarter of 2015.  All results are unaudited and include the acquisition of Focus Business Bank (“Focus”) from August 20, 2015.

“Following one of our most profitable years in almost 10 years, our positive earnings results continued, and we achieved record net income in the first quarter of 2016,” said Walter Kaczmarek, President and Chief Executive Officer.  “We continue to demonstrate strong operating performance with excellent asset quality, a strong balance sheet and a solid net interest margin.”

“The first quarter of 2016 was our first full quarter since closing the Focus acquisition and, therefore, does not include any one-time closing or integration costs, all of which were recognized in 2015.  The acquisition of Focus last year, and the acquisition of Bay View Funding in 2014, have had a favorable impact to our earnings and to our Greater San Francisco Bay Area franchise.  As a result, our growing franchise is generating excellent results for our customers, communities, employees and shareholders.”

First Quarter 2016 Highlights (as of, or for the period ended March 31, 2016, except as noted):

•                  Diluted earnings per share totaled $0.16 for the first quarter of 2016, compared to $0.13 for the first quarter of 2015, and $0.12 for the fourth quarter of 2015.

•                  Net interest income increased 32% to $22.3 million for the first quarter of 2016, compared to $16.9 million for the first quarter of 2015, and increased 1% from $22.1 million for the fourth quarter of 2015.

•                  For the first quarter of 2016, the fully tax equivalent (“FTE”) net interest margin contracted 36 basis points to 4.22% from 4.58% for the first quarter of 2015, primarily due to higher average balances of lower yielding excess funds at the Federal Reserve Bank, interest-bearing deposits in other financial institutions, and lower yields on securities.  This was partially offset by accretion of the loan purchase discount into loan interest income from the Focus transaction for the first quarter of 2016.  For the first quarter of 2016, the net interest margin increased 9 basis points from 4.13% for the fourth quarter of 2015, primarily due to re-deploying excess liquidity into higher yielding loans and securities.

•                  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $518,000 for the first quarter of 2016, compared to $1.1 million for the fourth quarter of 2015.  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million as of the acquisition date, of which $1.9 million has been accreted to loan interest income from August 21, 2015 through March 31, 2016.

•                  The yield on the loan portfolio was 5.64% for the first quarter of 2016, compared to 5.71% for the first quarter of 2015, and 5.92% for the fourth quarter of 2015.  The decrease in the yield on the loan portfolio for the first quarter of 2016, compared to the first quarter of 2015, primarily reflects a decrease in the proportion of loans in the higher yielding Bay View Funding factored receivables portfolio relative to the addition of the Focus loans and growth in the Company’s legacy portfolio, partially offset by the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The decrease in the yield on the loan portfolio for the first quarter of 2016, compared to fourth quarter of 2015, primarily reflects a lower accretion of the loan purchase discount into loan interest income from the Focus transaction.  Excluding the accretion of the loan purchase discount and the Bay View Funding factored receivables portfolio, the yield on the loan portfolio was 4.78% for the first quarter of 2016, compared to 4.73% for the first quarter of 2015, and 4.79% for the fourth quarter of 2015.

•     Loans (excluding loans-held-for-sale) increased $293.3 million, or 27%, to $1.40 billion at March 31, 2016, compared to $1.10 billion at March 31, 2015, which included an increase of $162.2 million, or 15%, in the Company’s legacy loan portfolio, and $131.1 million from the Focus loan portfolio.  Loans increased $36.5 million, or 3%, at March 31, 2016, compared to $1.36 billion at December 31, 2015.

•                  Nonperforming assets (“NPAs”) decreased to $4.6 million, or 0.20% of total assets, at March 31, 2016, compared to $8.4 million, or 0.51% of total assets, at March 31, 2015, and $6.7 million, or 0.29% of total assets, at December 31, 2015.

•                  Classified assets, net of Small Business Administration (“SBA”) guarantees, were $21.1 million at March 31, 2016, compared to $16.6 million at March 31, 2015, and from $20.5 million at December 31, 2015.

•                  Net recoveries totaled $131,000 for the first quarter of 2016, compared to net recoveries of $235,000 for the first quarter of 2015, and net charge-offs of $182,000 for the fourth quarter of 2015.

•                  There was a $401,000 provision for loan losses for the first quarter of 2016, compared to a $60,000 credit provision for loan losses for the first quarter of 2015, and a $371,000 provision for loan losses for the fourth quarter of 2015.

•                  The allowance for loan losses (“ALLL”) was 1.39% of total loans at March 31, 2016, compared to 1.68% at March 31, 2015, and 1.39% at December 31, 2015.  The ALLL to total nonperforming loans was 465.06% at March 31, 2016, compared to 275.57% at March 31, 2015, and 296.74% at December 31, 2015.  The allowance for loan losses to total loans decreased at March 31, 2016, compared to March 31, 2015, primarily due to the Focus loan portfolio, which was marked to fair market value on the acquisition date, and an increase in the Company’s legacy loan balances with no default histories, coupled with the decrease in the Company’s legacy nonperforming assets, improving the quality of the loan portfolio overall.

•                  Total deposits increased $605.1 million, or 43%, to $2.03 billion at March 31, 2016, compared to $1.42 billion at March 31, 2015, which included an increase of $244.9 million, or 17%, in the Company’s legacy deposit portfolio, and $360.2 million from the Focus deposit portfolio.  Total deposits decreased $34.0 million, or 2%, at March 31, 2016, compared to $2.06 billion at December 31, 2015, primarily due to decreases in noninterest-bearing demand deposits and brokered deposits.

•                  The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2016.

			Well-capitalized
			Financial
			Institution
	Heritage	Heritage	Basel III
	Commerce	Bank of	Regulatory
CAPITAL RATIOS	Corp	Commerce	Guidelines(1)
Total Risk-Based	12.4%	12.3%	10.625%
Tier 1 Risk-Based	11.3%	11.2%	8.625%
Common Equity Tier 1 Risk-Based	10.2%	11.2%	7.125%
Leverage	8.8%	8.7%	5.000%

(1)                                 Includes 0.625% capital conservation buffer effective January 1, 2016.

Operating Results

Net interest income increased 32% to $22.3 million for the first quarter of 2016, compared to $16.9 million for the first quarter of 2015, primarily due to loans acquired in the Focus acquisition, organic growth in the loan portfolio, the accretion of the loan purchase discount into loan interest income from the Focus transaction, and an increase in the average balance of investment securities. Net interest income increased 1% from $22.1 million for the fourth quarter of 2015.

The net interest margin (FTE) was 4.22% for the first quarter of 2016, compared to 4.58% for the first quarter of 2015, and 4.13% for the fourth quarter of 2015.  The decline in the net interest margin from the first quarter of 2015 was primarily due to higher average balances of lower yielding excess funds at the Federal Reserve Bank and interest-bearing deposits in other financial institutions and lower yields on securities, partially offset by accretion of the loan purchase discount into loan interest income from the Focus transaction for the first quarter of 2016. The increase in the net interest margin from the fourth quarter of 2015 was primarily due to re-deploying excess liquidity into higher yielding loans and securities.  The accretion of the loan purchase discount into loan interest income from the Focus transaction was $518,000 for the first quarter of 2016, compared to $1.1 million for the fourth quarter of 2015.  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million as of the acquisition date, of which $1.9 million has been accreted into loan interest income from August 21, 2015 through March 31, 2016.

There was a $401,000 provision for loan losses for the first quarter of 2016, compared to a $60,000 credit provision for loan losses for the first quarter of 2015, and a $371,000 provision for loan losses for the fourth quarter of 2015.

Noninterest income increased to $2.6 million for the first quarter of 2016, compared to $1.9 million for the first quarter of 2015, primarily due to an $180,000 gain on sales of securities, a higher gain on sales of SBA loans, and higher service charges and fees on deposit accounts in the first quarter of 2016.  Noninterest income for the first quarter of 2016 decreased from $2.8 million for the fourth quarter of 2015, primarily due to a $642,000 gain on the sales of securities in the fourth quarter of 2015, partially offset by a higher gain on sales of SBA loans in the first quarter of 2016.

Total noninterest expense for the first quarter of 2016 was $14.7 million, compared to $12.3 million for the first quarter of 2015, and $17.4 million for the fourth quarter of 2015.  The increase in noninterest expense in the first quarter of 2016, compared to the first quarter of 2015, was primarily due to additional employees and increase in amortization of the core deposit intangible assets from the Focus acquisition in the first quarter of 2016, and the significant reduction of legal expenses on two problem loans that were paid off in the first quarter of 2015.  The decrease in noninterest expense for the first quarter of 2016, compared to the fourth quarter of 2015, was primarily due to costs related to the acquisition and integration of Focus of $3.0 million during the fourth quarter of 2015.  Full time equivalent employees were 260 at March 31, 2016; there were 251 at March 31, 2015, and 260 at December 31, 2015.

The efficiency ratio for the first quarter of 2016 improved to 58.93%, compared to 65.35% for the first quarter of 2015, and 69.54% for the fourth quarter of 2015, reflecting operating efficiencies generated from our acquisitions and the strong revenue growth during the year.

Income tax expense for the first quarter of 2016 was $3.7 million, compared to $2.4 million for the first quarter of 2015, and $2.8 million for the fourth quarter of 2015. The effective tax rate for the first quarter of 2016 was 37.9%, compared to 37.0% for the first quarter of 2015 and 38.9% for the fourth quarter of 2015.  The increase in the effective tax rate for the first quarter of 2016, compared to the first quarter of 2015, was primarily due to an increase in taxable income with a limited amount of tax deductions.  The decrease in the effective tax rate for the first quarter of 2016, compared to the fourth quarter of 2015, was primarily due to certain Focus acquisition costs incurred during the fourth quarter of 2015 that were not tax deductible.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $2.33 billion at March 31, 2016, compared to $1.65 billion at March 31, 2015, and $2.36 billion at December 31, 2015.

The investment securities available-for-sale portfolio totaled $448.5 million at March 31, 2016, compared to $200.8 million at March 31, 2015, and $385.1 million at December 31, 2015.  At March 31, 2016, the Company’s securities available-for-sale portfolio was comprised of $392.8 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $30.3 million of U.S. Treasuries, $15.2 million of single entity issue trust preferred securities, $9.2 million of U.S. Government agency securities, and $1.0 million of corporate bonds. The pre-tax unrealized gain on securities available-for-sale at March 31, 2016 was $5.2 million, compared to a pre-tax unrealized gain on securities available-for-sale of $5.7 million at March 31, 2015, and a pre-tax unrealized gain on securities available-for-sale of $501,000 at December 31, 2015.

The Company received gross proceeds of $5.6 million on corporate securities available-for-sale it sold during the first quarter of 2016 with a book value totaling $5.4 million, resulting in a gain on sale of securities of $180,000.  During the first quarter of 2016, the Company purchased $75.8 million of investment securities available-for-sale, which consisted of $51.8 million of Federal Home Loan Mortgage Corporation (“FHLMC”) securities, with an average book yield of 1.96%, and $24.0 million of Federal National Mortgage Association (“FNMA”) securities, with an average book yield of 1.95%.

At March 31, 2016, investment securities held-to-maturity totaled $185.2 million, compared to $94.6 million at March 31, 2015, and $109.3 million at December 31, 2015.  At March 31, 2016, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $92.6 million tax-exempt municipal bonds, and $92.6 million agency mortgage-backed securities.

During the first quarter of 2016, the Company purchased $78.7 million of Government National Mortgage Association (“GNMA”) securities held-to-maturity, with an average book yield of 1.85%.

Loans (excluding loans-held-for-sale) increased $293.3 million, or 27%, to $1.40 billion at March 31, 2016, compared to $1.10 billion at March 31, 2015, which included an increase of $162.2 million, or 15%, in the Company’s legacy loan portfolio, and $131.1 million from the Focus loan portfolio.  Loans increased $36.5 million, or 3%, at March 31, 2016, compared to $1.36 billion at December 31, 2015.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 42% of the loan portfolio at March 31, 2016, which included $41.9 million of factored receivables at Bay View Funding. Commercial and residential real estate loans accounted for 44% of the total loan portfolio, of which 42% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 7% of total loans at March 31, 2016.  C&I line usage was 44% at March 31, 2016, compared to 37% at March 31, 2015, and 39% at December 31, 2015.

The yield on the loan portfolio was 5.64% for the first quarter of 2016, compared to 5.71% for the first quarter of 2015, and 5.92% for the fourth quarter of 2015.  The decrease in the yield on the loan portfolio for the first quarter of 2016, compared to first quarter of 2015, primarily reflects a decrease in the proportion of loans in the higher yielding Bay View Funding factored receivables portfolio relative to the addition of the Focus loans and growth in the Company’s legacy portfolio, partially offset by the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The decrease in the yield on the loan portfolio for the first quarter of 2016, compared to fourth quarter of 2015, primarily reflects a lower accretion of the loan purchase discount into loan interest income from the Focus transaction.  Excluding the accretion of the loan purchase discount and the Bay View Funding factored receivables portfolio, the yield on the loan portfolio was 4.78% for the first quarter of 2016, compared to 4.73% for the first quarter of 2015, and 4.79% for the fourth quarter of 2015.

At March 31, 2016, NPAs decreased to $4.6 million, or 0.20% of total assets, compared to $8.4 million, or 0.51% of total assets, at March 31, 2015, and $6.7 million, or 0.29% of total assets, at December 31, 2015.  At March 31, 2016, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $386,000 at March 31, 2016, compared to $1.7 million at March 31, 2015, and $364,000 at December 31, 2015.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	March 31, 2016		December 31, 2015		March 31, 2015
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial real estate loans	$2,910	64%	$2,992	44%	$4,151	49%
Home equity and consumer loans	771	17%	781	12%	342	4%
Foreclosed assets	386	8%	364	5%	1,716	20%
Commercial and industrial loans	290	6%	301	5%	151	2%
Land and construction loans	213	5%	219	3%	1,290	15%
SBA loans	—	—	423	6%	799	10%
Restructured and loans over 90 days past due and still accruing	—	—	1,662	25%	—	—
Total nonperforming assets	$4,570	100%	$6,742	100%	$8,449	100%

Classified assets (net of SBA guarantees) were $21.1 million at March 31, 2016, compared to $16.6 million at March 31, 2015, and $20.5 million at December 31, 2015.  The increase in classified assets at March 31, 2016 from March 31, 2015 was primarily due to the Focus acquisition.  At March 31, 2016, $12.2 million of the classified assets were in the Company’s legacy portfolio, and $8.9 million were in the Focus loan portfolio.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended
ALLOWANCE FOR LOAN LOSSES	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2016	2015	2015

Balance at beginning of period	$18,926	$18,737	$18,379
Provision (credit) for loan losses during the period	401	371	(60)
Net recoveries (charge-offs) during the period	131	(182)	235
Balance at end of period	$19,458	$18,926	$18,554

Total loans	$1,395,264	$1,358,716	$1,101,991
Total nonperforming loans	$4,184	$6,378	$6,733

Allowance for loan losses to total loans	1.39%	1.39%	1.68%
Allowance for loan losses to total nonperforming loans	465.06%	296.74%	275.57%

The ALLL at March 31, 2016 was 1.39% of total loans, compared to 1.68% at March 31, 2015, and 1.39% at December 31, 2015.  The allowance for loan losses to total loans decreased at March 31, 2016, compared to March 31, 2015, primarily due to the Focus loan portfolio, which was marked to fair market value on the acquisition date, and an increase in the Company’s legacy loan balances with no default histories, coupled with the decrease in the Company’s legacy nonperforming assets, improving the quality of the loan portfolio overall.  The ALLL to total nonperforming loans was 465.06% at March 31, 2016, compared to 275.57% at March 31, 2015, and 296.74% at December 31, 2015.

Total deposits increased $605.1 million, or 43%, to $2.03 billion at March 31, 2016, compared to $1.42 billion at March 31, 2015, which included an increase of $244.9 million, or 17%, in the Company’s legacy deposit portfolio, and $360.2 million from the Focus deposit portfolio.  Total deposits decreased $34.0 million, or 2%, at March 31, 2016, compared to $2.06 billion at December 31, 2015, primarily due to decreases in noninterest-bearing demand deposits and brokered deposits.

The total cost of deposits remained the same for the first quarter of 2016 at 0.15%, compared to the first quarter of 2015, and increased one basis point from 0.14% for the fourth quarter of 2015.

Tangible equity was $197.9 million at March 31, 2016, compared to $170.6 million at March 31, 2015 and $191.3 million at December 31, 2015.  The increase in tangible equity at March 31, 2016 from March 31, 2015 was primarily due to the shares issued to the Focus shareholders in connection with the Focus acquisition and an increase in the Company’s retained earnings.  Tangible book value per common share was $5.54 at March 31, 2016, compared to $5.70 at March 31, 2015, and $5.35 at December 31, 2015.  There were 21,004 shares of Series C Preferred Stock outstanding at March 31, 2016, March 31, 2015, and December 31, 2015, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.24 at March 31, 2016, compared to $5.31 at March 31, 2015, and $5.07 at December 31, 2015.  The decrease in tangible book value per common share and the pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted to common stock, at March 31, 2016 compared to March 31, 2015 was primarily due to an additional 5,456,713 shares of the Company’s common stock issued to Focus shareholders.

The holders of the Series C Preferred Stock have applied or intend to apply to the Federal Reserve for approval to exchange the 21,004 shares of Series C Preferred Stock for 5.6 million shares of common stock (the as converted equivalent). The Company has indicated to the holders that if such approval is obtained the Company would agree to enter into an exchange agreement to effect the exchange. One of the holders has received approval from the Federal Reserve.  There is no assurance the other holder will obtain approval from the Federal Reserve.

Accumulated other comprehensive loss was ($3.5) million at March 31, 2016, compared to ($1.3) million at March 31, 2015, and ($6.2) million at December 31, 2015. The unrealized gain on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was an unrealized gain of $3.0 million at March 31, 2016, compared to $3.3 million at March 31, 2015, and $296,000 at December 31, 2015.  The components of accumulated other comprehensive loss, net of taxes, at March 31, 2016 include the following: an unrealized gain on available-for-sale securities of $3.0 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $394,000; a split dollar insurance contracts liability of ($3.6) million; a supplemental executive retirement plan liability of ($4.1) million; and an unrealized gain on interest-only strip from SBA loans of $795,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and their impact on us and our customers; (2) changes in the financial performance or condition of the Company’s customers; (3) volatility in credit and equity markets and its effect on the global economy; (4) competition for loans and deposits and failure to attract or retain deposits and loans; (5) our ability to increase market share and control expenses; (6) our ability to develop and promote customer acceptance of new products and services in a timely manner; (7) risks associated with concentrations in real estate related loans; (8) other than temporary impairment charges to our securities portfolio; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (12) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (13) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (14) our ability to raise capital or incur debt on reasonable terms; (15) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (16) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (17) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (18) the ability to keep pace with, and implement on a timely basis, technological changes; (19) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (20) changes in the competitive environment among financial or bank holding companies and other financial service providers; (21) the effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; and (25) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2016	2015	2015	2015	2015
Interest income	$23,062	$22,896	$17,366	1%	33%
Interest expense	758	758	508	0%	49%
Net interest income before provision for loan losses	22,304	22,138	16,858	1%	32%
Provision (credit) for loan losses	401	371	(60)	8%	768%
Net interest income after provision for loan losses	21,903	21,767	16,918	1%	29%
Noninterest income:
Service charges and fees on deposit accounts	767	717	623	7%	23%
Increase in cash surrender value of life insurance	449	472	400	-5%	12%
Servicing income	371	324	306	15%	21%
Gain on sales of SBA loans	305	183	207	67%	47%
Gain on sales of securities	180	642	—	-72%	N/A
Other	542	491	390	10%	39%
Total noninterest income	2,614	2,829	1,926	-8%	36%

Noninterest expense:
Salaries and employee benefits	8,947	9,034	8,042	-1%	11%
Occupancy and equipment	1,085	1,174	1,045	-8%	4%
Professional fees	825	882	95	-6%	768%
Other	3,828	6,271	3,094	-39%	24%
Total noninterest expense	14,685	17,361	12,276	-15%	20%
Income before income taxes	9,832	7,235	6,568	36%	50%
Income tax expense	3,726	2,812	2,430	33%	53%
Net income	6,106	4,423	4,138	38%	48%
Dividends on preferred stock	(504)	(448)	(448)	13%	13%
Net income available to common shareholders	5,602	3,975	3,690	41%	52%
Undistributed earnings allocated to Series C preferred stock	(403)	(209)	(274)	93%	47%
Distributed and undistributed earnings allocated to common shareholders	$5,199	$3,766	$3,416	38%	52%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.16	$0.12	$0.13	33%	23%
Diluted earnings per share	$0.16	$0.12	$0.13	33%	23%
Weighted average shares outstanding - basic	32,125,716	32,109,440	26,509,723	0%	21%
Weighted average shares outstanding - diluted	32,377,493	32,389,213	26,680,253	0%	21%
Common shares outstanding at period-end	32,170,920	32,113,479	26,522,739	0%	21%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	37,771,920	37,714,479	32,123,739	0%	18%
Book value per share	$7.22	$7.03	$6.31	3%	14%
Tangible book value per share	$5.54	$5.35	$5.70	4%	-3%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock	$5.24	$5.07	$5.31	3%	-1%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	9.87%	7.11%	9.04%	39%	9%
Annualized return on average tangible equity	12.62%	9.09%	9.89%	39%	28%
Annualized return on average assets	1.05%	0.74%	1.03%	42%	2%
Annualized return on average tangible assets	1.07%	0.75%	1.04%	43%	3%
Net interest margin	4.22%	4.13%	4.58%	2%	-8%
Efficiency ratio	58.93%	69.54%	65.35%	-15%	-10%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,349,224	$2,378,578	$1,634,923	-1%	44%
Average tangible assets	$2,295,181	$2,324,661	$1,619,006	-1%	42%
Average earning assets	$2,157,463	$2,159,447	$1,516,284	0%	42%
Average loans held-for-sale	$4,746	$8,289	$987	-43%	381%
Average total loans	$1,363,850	$1,325,872	$1,064,849	3%	28%
Average deposits	$2,030,898	$2,042,654	$1,403,636	-1%	45%
Average demand deposits - noninterest-bearing	$776,999	$785,876	$530,552	-1%	46%
Average interest-bearing deposits	$1,253,899	$1,256,778	$873,084	0%	44%
Average interest-bearing liabilities	$1,255,647	$1,259,033	$873,135	0%	44%
Average equity	$248,700	$246,921	$185,620	1%	34%
Average tangible equity	$194,657	$193,004	$169,703	1%	15%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2016	2015	2015	2015	2015
ASSETS
Cash and due from banks	$25,573	$24,112	$27,388	6%	-7%
Federal funds sold and interest-bearing deposits in other financial institutions	117,562	319,980	124,388	-63%	-5%
Securities available-for-sale, at fair value	448,540	385,079	200,768	16%	123%
Securities held-to-maturity, at amortized cost	185,165	109,311	94,588	69%	96%
Loans held-for-sale - SBA, including deferred costs	2,389	7,297	1,390	-67%	72%
Loans:
Commercial	592,128	556,522	458,498	6%	29%
Real estate:
Commercial and residential	616,821	625,665	487,475	-1%	27%
Land and construction	95,547	84,428	74,972	13%	27%
Home equity	74,993	76,833	65,243	-2%	15%
Consumer	16,476	16,010	16,200	3%	2%
Loans	1,395,965	1,359,458	1,102,388	3%	27%
Deferred loan fees	(701)	(742)	(397)	-6%	-77%
Total loans, net of deferred fees	1,395,264	1,358,716	1,101,991	3%	27%
Allowance for loan losses	(19,458)	(18,926)	(18,554)	3%	5%
Loans, net	1,375,806	1,339,790	1,083,437	3%	27%
Company owned life insurance	60,470	60,020	51,657	1%	17%
Premises and equipment, net	7,625	7,773	7,340	-2%	4%
Goodwill	45,664	45,664	13,054	0%	250%
Other intangible assets	8,126	8,518	3,087	-5%	163%
Accrued interest receivable and other assets	50,413	54,035	45,790	-7%	10%
Total assets	$2,327,333	$2,361,579	$1,652,887	-1%	41%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$768,525	$821,405	$544,339	-6%	41%
Demand, interest-bearing	506,272	496,278	241,477	2%	110%
Savings and money market	493,275	496,843	380,486	-1%	30%
Time deposits-under $250	61,595	62,026	54,497	-1%	13%
Time deposits-$250 and over	179,048	160,815	164,316	11%	9%
Time deposits - brokered	11,829	17,825	28,126	-34%	-58%
CDARS - money market and time deposits	8,192	7,583	10,408	8%	-21%
Total deposits	2,028,736	2,062,775	1,423,649	-2%	43%
Borrowings	—	3,000	—	-100%	N/A
Accrued interest payable and other liabilities	46,938	50,368	42,461	-7%	11%
Total liabilities	2,075,674	2,116,143	1,466,110	-2%	42%

Shareholders’ Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	194,153	193,364	133,992	0%	45%
Retained earnings	41,485	38,773	34,583	7%	20%
Accumulated other comprehensive loss	(3,498)	(6,220)	(1,317)	44%	-166%
Total shareholders’ equity	251,659	245,436	186,777	3%	35%
Total liabilities and shareholders’ equity	$2,327,333	$2,361,579	$1,652,887	-1%	41%

	End of Period:			Percent Change From:
	March 31,	December 31,	March 31,	December 31,	March 31,
	2016	2015	2015	2015	2015
CREDIT QUALITY DATA
(in $000’s, unaudited)
Nonaccrual loans - held-for-investment	$4,184	$4,716	$6,733	-11%	-38%
Restructured and loans over 90 days past due and still accruing	—	1,662	—	-100%	N/A
Total nonperforming loans	4,184	6,378	6,733	-34%	-38%
Foreclosed assets	386	364	1,716	6%	-78%
Total nonperforming assets	$4,570	$6,742	$8,449	-32%	-46%
Other restructured loans still accruing	$145	$149	$163	-3%	-11%
Net (recoveries) charge-offs during the quarter	$(131)	$182	$(235)	-172%	-44%
Provision (credit) for loan losses during the quarter	$401	$371	$(60)	8%	768%
Allowance for loan losses	$19,458	$18,926	$18,554	3%	5%
Classified assets(1)	$21,095	$20,493	$16,647	3%	27%
Allowance for loan losses to total loans	1.39%	1.39%	1.68%	0%	-17%
Allowance for loan losses to total nonperforming loans	465.06%	296.74%	275.57%	57%	69%
Nonperforming assets to total assets	0.20%	0.29%	0.51%	-31%	-61%
Nonperforming loans to total loans	0.30%	0.47%	0.61%	-36%	-51%
Classified assets(1) to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	10%	9%	9%	11%	11%
Classified assets(1) to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	10%	9%	9%	11%	11%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity	$197,869	$191,254	$170,636	3%	16%
Tangible common equity	$178,350	$171,735	$151,117	4%	18%
Shareholders’ equity / total assets	10.81%	10.39%	11.30%	4%	-4%
Tangible equity / tangible assets	8.70%	8.29%	10.43%	5%	-17%
Tangible common equity / tangible assets	7.84%	7.44%	9.23%	5%	-15%
Loan to deposit ratio	68.78%	65.87%	77.41%	4%	-11%
Noninterest-bearing deposits / total deposits	37.88%	39.82%	38.24%	-5%	-1%
Total risk-based capital ratio	12.4%	12.5%	13.0%	-1%	-5%
Tier 1 risk-based capital ratio	11.3%	11.4%	11.7%	-1%	-3%
Common Equity Tier 1 risk-based capital ratio	10.2%	10.4%	10.4%	-2%	-2%
Leverage ratio	8.8%	8.6%	10.5%	2%	-16%

Heritage Bank of Commerce:
Total risk-based capital ratio	12.3%	12.6%	12.3%	-2%	0%
Tier 1 risk-based capital ratio	11.2%	11.4%	11.0%	-2%	2%
Common Equity Tier 1 risk-based capital ratio	11.2%	11.4%	11.0%	-2%	2%
Leverage ratio	8.7%	8.6%	10.0%	1%	-13%

(1) Net of SBA guarantees

	For the Quarter Ended			For the Quarter Ended
	March 31, 2016			March 31, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,368,596	$19,188	5.64%	$1,065,836	$15,004	5.71%
Securities - taxable	480,515	2,774	2.32%	219,853	1,604	2.96%
Securities - tax exempt(2)	93,121	891	3.85%	79,872	779	3.96%
Other investments and interest-bearing deposits in other financial institutions	215,231	521	0.97%	150,723	252	0.68%
Total interest earning assets(2)	2,157,463	23,374	4.36%	1,516,284	17,639	4.72%
Cash and due from banks	32,949			27,338
Premises and equipment, net	7,754			7,403
Goodwill and other intangible assets	54,043			15,917
Other assets	97,015			67,981
Total assets	$2,349,224			$1,634,923

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$776,999			$530,552

Demand, interest-bearing	501,952	236	0.19%	231,453	100	0.18%
Savings and money market	498,622	272	0.22%	382,015	185	0.20%
Time deposits - under $100	23,287	17	0.29%	19,680	15	0.31%
Time deposits - $100 and over	207,113	190	0.37%	200,947	151	0.30%
Time deposits - brokered	14,825	30	0.81%	28,117	55	0.79%
CDARS - money market and time deposits	8,100	2	0.10%	10,872	2	0.07%
Total interest-bearing deposits	1,253,899	747	0.24%	873,084	508	0.24%
Total deposits	2,030,898	747	0.15%	1,403,636	508	0.15%

Short-term borrowings	1,748	11	2.53%	51	—	0.00%
Total interest-bearing liabilities	1,255,647	758	0.24%	873,135	508	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,032,646	758	0.15%	1,403,687	508	0.15%
Other liabilities	67,878			45,616
Total liabilities	2,100,524			1,449,303
Shareholders’ equity	248,700			185,620
Total liabilities and shareholders’ equity	$2,349,224			$1,634,923

Net interest income(2) / margin		22,616	4.22%		17,131	4.58%
Less tax equivalent adjustment(2)		(312)			(273)
Net interest income		$22,304			$16,858

(1) Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.

(2) Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.